PROSPECTUS                 Pricing Supplement No. 3182
Dated January 10, 1995     Dated August 18, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration  Statement
                           No. 333-07469
Dated January 25, 1995


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  August 18, 1998

Settlement Date (Original Issue Date):  August 21, 1998

Maturity Date:  August 21, 2000

Principal Amount (in Specified Currency):  US$100,000,000

Price to Public (Issue Price):            The  Notes  are   being
                         purchased by the Underwriter at  100.00%
                         of   their  principal  amount  less  the
                         Underwriter's  Commission  and  will  be
                         sold  at varying prices to be determined
                         at the time of sale.  For any Notes sold
                         with  more  than a de minimis amount  of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission:    0.1750%

Net Proceeds to Issuer (in Specified Currency):  US$99,825,000

Interest Rate:
  Interest Calculation:
   X Regular Floating Rate
   _ Inverse Floating Rate
   _ Other Floating Rate

  Interest Rate Basis:   CD Rate    Commercial Paper Rate
   Federal Funds Rate (See "Additional Terms - Interest" below)
   X LIBOR    Prime Rate   Treasury Rate
   Other (See "Additional Terms - Interest" below)

  Spread (Plus or Minus): minus  .0900% Spread Multiplier:  N/A

  Index Maturity: 3 Months             Index Currency:  US Dollar

   Maximum  Interest Rate:  N/A          Minimum  Interest  Rate:
N/A



CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                     (Floating Rate Notes)
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                      Pricing Supplement No. 3182
                      Dated August 18, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

  Interest Payment Period:             Quarterly

                           Interest    Payment   Dates:     Every
                           November 21, February 21, May 21,  and
                           August 21, commencing on November  21,
                           1998.
  Initial Interest Rate
                           Per   Annum:   To  be  determined  two
                           London  Banking  Days  prior  to   the
                           Original Issue Date.  "London  Banking
                           Day"    means   any   day   on   which
                           commercial   banks   are   open    for
                           business   (including   dealings    in
                           foreign  exchange and foreign currency
                           deposits) in London, England.

  Interest Reset Periods
  and Dates:              Quarterly on each Interest Payment Date

   Interest Determination Dates:    Two London Banking Days prior
to each Interest Reset Date

Form of Notes:

   X DTC registered         non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A



                     (Floating Rate Notes)
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                      Pricing Supplement No. 3182
                      Dated August 18, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

  General.

  At June 27, 1998, the Company had outstanding indebtedness totalling $144.969 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 27, 1998 excluding subordinated notes payable after one year was equal to $144.272 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Six Months Ended
     1993  1994  1995  1996 1997   June 27,1998
     1.62  1.63  1.51  1.53 1.48   1.50

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.




                     (Floating Rate Notes)
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                      Pricing Supplement No. 3182
                      Dated August 18, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:


  The Notes are being purchased by Merrill Lynch, Pierce, Fenner and Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less the Underwriter's Commission. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.



  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended